As filed with the Securities and Exchange Commission on January 4, 2016

Registration No. 333-189690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2588724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Address and telephone number of principal executive offices)

Patrick W. Macken

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

(404) 885-3000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to Form S-3 amends the Registration Statement on Form S-3 (Registration No. 333-189690) (the “Registration Statement”) of ARRIS Group, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 28, 2013. The Company is filing this Post-Effective Amendment No. 1 to Form S-3 to deregister all the unsold shares of its common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement, pursuant to which the Company registered 21,267,000 shares of Common Stock.

Under the terms of a recommended combination of the Company with Pace plc (“Pace”), (i) ARRIS International plc, a public limited company incorporated under the laws of England and Wales (the “New ARRIS”), acquired all of the outstanding shares of Pace by means of a court-sanctioned scheme of arrangement under English law (the “Scheme”); and (ii) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), entered into on April 22, 2015, by and among the Company, New ARRIS, Archie U.S. Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“ARRIS Holdings”), and Archie U.S. Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of ARRIS Holdings (“Merger Sub”), Merger Sub merged with and into the Company, with the Company as the surviving corporation (the “Merger” and, together with the Scheme, the “Combination”). The Scheme became effective on January 4, 2016 following the delivery of a Court order sanctioning the Scheme to Companies House in the UK. The Merger became effective on January 4, 2016 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Combination, the Company became an indirect wholly-owned subsidiary of New ARRIS and Pace became a direct wholly owned subsidiary of New ARRIS.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Suwanee, state of Georgia, on January 4, 2016.

ARRIS GROUP, INC.

By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President, Corporate Strategy and Administration

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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